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                                  EXHIBIT 23.2

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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to use in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commision an Form MHC-1/MHC-2 filed with the Office of Thrift Supervision of our report dated April 17, 2003 on the financial statements of Flatbush Federal Savings and Loan Association of Brooklyn and Subsidiary as of the years ended December 31, 2002 and 2001, and the realted consolidated statements of income, retained earnings and cash flows for the years then ended. We also consent to the references to us under headings "The Reorganization and the Stock Offering - Tax Effects of the Reorganization" and "Experts" in the Registration Statement on Form SB-2 and Form MHC-1/MHC-2.





                                               /s/ Radics & Co., LLC

                                               Radics & Co., LLC

Pine Brook, New Jersey
June 26, 2003